EXHIBIT 99.1

Comverge Appoints Energy and Finance Veterans to Board of Directors

Addition of John McCarter and John Rego to Help Comverge Capitalize on Growing Market for Intelligent Energy Management Solutions

NORCROSS, GA., Oct 27, 2010 -- Comverge, Inc. (Nasdaq:COMV), the leading provider of Intelligent Energy Management solutions for Residential and Commercial + Industrial (C+I) customers, today announced the appointment of John McCarter and John Rego to its board of directors. McCarter joins Comverge's board after spending more than 30 years with General Electric (GE), primarily in its Power or Energy business, including corporate officer roles in both Europe and Latin America. Rego brings nearly 30 years of finance, accounting and operations experience, most recently with Petra Solar, Inc. Both will play an integral role in helping Comverge change the way electricity is managed and consumed with its leading Intelligent Energy Management solutions.

"These appointments come at a vital time in Comverge's history as we lay out our vision for the Intelligent Energy Management market," said R. Blake Young, president and CEO, Comverge. "At GridWeek, one of our industry's most important events, we communicated our strategy for helping electric utilities, Commercial & Industrial organizations and consumers optimize energy usage and it was very well received. Now we must continue to deliver on the promise of Intelligent Energy Management and the significant experience that John McCarter and John Rego bring to Comverge's board will be invaluable in helping us towards this goal."

Comverge's Vision for Intelligent Energy Management

The appointments of McCarter and Rego to the Comverge board come at a transformative time for the company. On October 18, 2010, Comverge unveiled its vision for Intelligent Energy Management, the next-generation of software, hardware and services that help electric utilities, C+I organizations and consumers optimize energy usage. Building on established demand response technologies, Intelligent Energy Management incorporates the insight and control needed to realize the value from a true two-way dialogue between energy providers and consumers. It consists of a comprehensive enterprise-class platform, highly sophisticated hardware and a diverse portfolio of next-generation services that can serve all customer classes. It includes the hardware, software and services required to acquire, manage, control, measure, analyze and optimize the information and resources necessary to conserve energy, manage peak load or comply with government regulations.

About John McCarter and John Rego

McCarter retired from GE after more than 30 years serving various roles primarily in the company's power or energy business. This included corporate officer positions such as president and regional executive GE Power Systems Sales, Europe as well as president and CEO, GE Latin America. In Europe, McCarter directed commercial activities for products and services aimed at electrical energy production (fossil fuel, nuclear, hydro and wind), oil and gas production and transport as well as a host of related offerings for energy management. During his career McCarter worked with electric utilities, major industrial companies and independent power providers serving a wide spectrum of power-related needs. McCarter also served for many years on the Engineering Foundation Board for North Carolina State University, was GE's university executive liaison for NC State and is currently on State's Board of Visitors.

Rego, currently the chief financial officer and treasurer for Petra Solar, Inc., has more than 27 years of experience in finance, accounting and operations. At clean technology company Petra Solar, Inc., Rego is responsible for managing an array of internal financial activities and overseeing investor relations and human resources. Rego previously held executive positions in New Jersey and New York for more than 10 years at alternate telephony providers including Vonage Holdings Corporation, RCN Corporation and Winstar Communications.

About Comverge

With more than 500 utility and 2,100 commercial customers, as well as five million residential deployments, Comverge brings unparalleled industry knowledge and experience to offer the most reliable, easy-to-use, and cost-effective intelligent energy management programs. We deliver the insight and control that enables energy providers and consumers to optimize their power usage through the industry's only proven, comprehensive set of technology, services and information management solutions. For more information, visit www.comverge.com.

CONTACT:  Comverge, Inc.

Marie Bahl
678.802.8371
mbahl@comverge.com